Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Release”) is entered into between David J. Henshall (referred to herein with the pronouns “I,” “me” and “my”), and Citrix Systems, Inc. (the “Company”), effective as of the Effective Date, as defined below.
WHEREAS, the Company and I are parties to an Employment Agreement dated July 10, 2017 as amended by the First Amendment to Employment Agreement dated March 3, 2021 and the Second Amendment to Employment Agreement dated October 5, 2021 (together, the “Employment Agreement”);
WHEREAS, the Company has expressed an intention to terminate my employment without Cause (as defined in the Employment Agreement) effective on February 28, 2022 or has given notice of a termination of my employment without Cause as of such date;
WHEREAS, under the Employment Agreement, certain payments and other terms are subject to my execution of a Separation Agreement and Release;
WHEREAS, the Company and I seek to resolve any differences regarding my entitlements under the Employment Agreement;
WHEREAS, the Company proposed a Separation Agreement and Release to me on February 16, 2022 (the “Original Proposal”); and
WHEREAS, the Company and I engaged in negotiations concerning certain proposed modifications to the terms of the Original Proposal;
NOW, THEREFORE, the Company and I agree to the following terms:
1.Termination of Employment. The Company and I agree that my employment with the Company shall end or has ended on February 28, 2022 and that such termination shall be considered to be a termination without Cause for purposes of the Employment Agreement.
2.Severance Pay, Benefits and Vesting.
(a)Section 5 Pay, Benefits and Vesting. The Company shall provide me with severance pay, benefits and accelerated vesting as set forth in Section 5 of the Employment Agreement as a result of the termination of my employment without Cause, subject to the following (the “Section 5 Consideration”). In the interest of avoiding future differences, the Company and I agree that the Section 5 Consideration consists of the following. In the event of any conflict between Section 5 of the Employment Agreement and the following terms of this Section 2(a) of the Release, this Section 2(a) shall control.
(i)Section 5(a)(i). The Company shall pay me any unpaid New Base Salary (as such term is defined in said Second Amendment of the Employment Agreement) effective through February 28, 2022. I acknowledge that I have five days of unused vacation time accrued through February 28, 2022. Nothing in this Release is intended to affect my right to receive unpaid expense reimbursements in accordance with Section 5(a) of the Employment Agreement.
(ii)Section 5(a)(ii). The cash incentive compensation amount to be paid pursuant to Section 5(a)(ii) of the Employment Agreement is $491,175.62, subject to Section 12 of the Employment Agreement (entitled “Withholding”).

(iii)Section 5(a)(iii). Vested benefits that I may have under any employee benefit plan through February 28, 2022 shall be paid or provided in accordance the terms of such employee benefit plans.
(iv)Section 5(b)(i). The Company and I agree that the “Severance Amount” as defined in Section 5(b)(i) of the Employment Agreement is $5,000,000, subject to Section 12 of the Employment Agreement. The Severance Amount shall be paid out in substantially equal installments over the period of March 1, 2022 to February 29, 2024 commencing within 60 days of February 28, 2022; provided that if there is any delay beyond the Company’s regular payroll cycle in the commencement of such payments, the initial payment shall include a catch-up payment to cover amounts retroactive to March 1, 2022.
(v)Section 5(b)(ii). For purposes of Section 5(b)(ii) of the Employment Agreement, the Company and I agree that the number of Restricted Stock Units as defined in the Company’s 2005 Equity Incentive Plan, the Company’s Amended and Restated 2014 Equity Incentive Plan or the Company’s Second Amended and Restated 2014 Equity Incentive Plan, whichever is applicable, shall be as follows (or shall be determined as follows):
(A)Long Term Incentive Agreement with an Award Date of May 1, 2009: 50,065.996 shares, which have an estimated value of $5,206,864 based upon the per share Merger Consideration as defined in the Agreement and Plan of Merger by and among the Company, Picard Parent Inc., Picard Merger Sub, Inc. and certain other parties, dated as of January 31, 2022 upon the consummation thereof (the “Merger”).
(B)Global Restricted Stock Unit Agreement with an Award Date of April 1, 2019, subject to time-based vesting: 13,845.635 shares, which have an estimated value of $1,439,946 based upon the per share Merger Consideration.
(C)Global Restricted Stock Unit Agreement with an Award Date of April 1, 2020, subject to performance vesting, with a performance period of January 1, 2020 to December 31, 2022:
(1)Assuming the Merger occurs prior to the end of the applicable performance period: 60,414.770 shares, which have an estimated value of $6,283,136 based upon the per share Merger Consideration.
(2)If the Merger does not occur prior to the end of the applicable performance period, then the restricted stock units will vest based on actual performance during the applicable performance period, prorated in accordance with Section 5(b)(ii) of the Employment Agreement.
(D)Global Restricted Stock Unit Agreement with an Award Date of April 1, 2020, subject to time-based vesting: 22,991.912 shares, which have an estimated value of $2,391,159 based upon the per share Merger Consideration.

(E)Global Restricted Stock Unit Agreement with an Award Date of March 1, 2021, subject to performance vesting, with a performance period of January 1, 2021 to December 31, 2023:
(1)If the Merger occurs prior to the end of the applicable performance period: 25,909.225 shares, which have an estimated value of $2,694,559 based upon the per share Merger Consideration.
(2)If the Merger does not occur prior to the end of the applicable performance period, then the restricted stock units will vest based on actual performance during the applicable performance period, prorated in accordance with Section 5(b)(ii) of the Employment Agreement.
(F)Global Restricted Stock Unit Agreement with an Award Date of April 1, 2021, subject to time-based vesting: 23,009.409 shares, with an estimated value of $2,392,979 based upon the per share Merger Consideration.
(vi)Section 5(b)(iii). Until the earlier of August 31, 2023 our until I become covered under a group health plan of another employer, whichever is earlier, subject to my continued copayment of premium amounts in amounts consistent with that applicable to active employees, my spouse, my dependents and I shall continue to participate in the Company’s health insurance plan (medical, dental and vision) upon the same terms and conditions in effect for executives of the Company; provided, however, that the Company has the right to terminate its payment of its portion of COBRA premiums on behalf me and instead pay me a lump sum amount equal to its portion of the monthly COBRA premium times the number of months remaining in the period until August 31, 2023 if the Company determines in its discretion that continued payment of such premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code; provided, further, that the continuation of health benefits under this Subsection shall reduce and count against the rights of my spouse, my dependents and me under COBRA.
(vii)Section 5(d). I represent that I am currently enrolled in a program to receive financial management services with Ayco. The Company shall provide continued financial management services at the then current level of benefit being provided by Ayco as of February 25, 2022 until August 31, 2023.
(b)Supplemental Payment. In addition to the terms set forth in Section 5 of the Employment Agreement, the Company shall pay me a lump sum of $8,750,000 less tax-related deductions and withholdings applicable to Form W-2 income (the “Supplemental Payment”) contingent upon the consummation of the Merger. The Company shall pay the Supplemental Payment to me no later than the Company’s first regular payroll date following the effective time of the Merger.
(c)Separation Benefits Defined; No Additional Payments, Benefits or Vesting. The Section 5 Consideration and the Supplemental Payment are together referred to as the “Separation Benefits.” I acknowledge that no payments, benefits or additional vesting or other rights above and beyond the Separation Benefits shall be due to me as a result of the termination of my employment with the Company. Without limiting the foregoing, I specifically disclaim any rights to payments, benefits or vesting under Section 6 of the Employment Agreement.
3.Release of Claims. I voluntarily release and forever discharge the Company, its parents, subsidiaries, and affiliated entities, and each of those entities’ respective current and former shareholders, investors, directors, officers, employees, agents, attorneys, insurers, legal successors and assigns (collectively referred to as the “Releasees”), generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Release, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This includes, without limitation, the release of all Claims:
•relating to my employment by the Company and my separation from employment;
•of wrongful discharge;
•of breach of contract;
•of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of any form of discrimination or retaliation that is prohibited by the Florida Civil Rights Act or the law of any other state);
•under any other federal or state statute;
•of defamation or other torts;
•of violation of public policy;
•for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and
•for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;
provided, however, that this release shall not affect my rights under the Company’s Section 401(k) plan or any other vested and accrued benefits, my rights to the Separation Benefits, my rights to indemnification under the Indemnification Agreement between the Company and me (the “Indemnification Agreement”), my rights to Directors’ and Officers’ insurance, my rights to any vested equity awards or as a shareholder, my rights to file an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, and any rights and claims that cannot be waived by law.
I agree that I shall not seek or accept damages of any nature, other equitable or legal remedies for my own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Release; provided that nothing in this Release limits any right I may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission. I represent that I have not assigned to any third party and I have not filed with any court any Claim released by this Release.
In consideration of the foregoing release of Claims by me, the Company hereby releases me from all Claims that it may have against me to the extent known to the Company as of the date of the Company’s execution of this Release or with respect to which it should reasonably be aware as of such date.
4.Ongoing Obligations. I reaffirm my ongoing obligations under the Citrix Systems, Inc. Non-Solicitation, Non-Compete and Confidentiality and Employee Non-Disclosure Agreement between me and the Company dated April 15, 2003 (the “Restrictive Covenant Agreement”), including, without limitation, my obligations to maintain the confidentiality of all confidential and proprietary information of the Company, to return to the Company (in good condition) all of the Company’s equipment, property, and documents (whether in paper, electronic, or other format, and all copies thereof) that are in my possession or control, and refrain from certain competition and solicitation activities for a twelve (12) month period after my termination of employment by the Company, subject to the terms and conditions of the Restrictive Covenant Agreement. I acknowledge that the execution of Exhibit A to the Restrictive Covenant Agreement, entitled “Citrix Systems, Inc. Termination Certification” (the “Certification”), is required by the Restrictive Covenant Agreement and accordingly agree to sign and return to the Company, at the same time I return the Release, the Certification (attached hereto as Appendix A) as a condition to my entitlement to the Separation Benefits. I also reaffirm my ongoing obligations under the Citrix Systems, Inc. Statement of Company Policy Regarding Insider Trading and Disclosure of Material Non-Public Information (the “Insider Trading Policy”) and agree that those obligations continue to apply following my separation from employment, until such time as any material, nonpublic information possessed by me has become public or is no longer material, but not to exceed 12 months. Without limiting the foregoing, I acknowledge and agree that I shall continue to be subject to the remainder of any Quarterly Black Out or Special Black Out (as defined in the Insider Trading Policy), if such black out period was instituted prior to my separation from employment. Notwithstanding anything in this Release or the Restrictive Covenant Agreement to the contrary, I understand that pursuant to the federal Defend Trade Secrets Act of 2016, I shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
5.Litigation and Regulatory Cooperation. I agree to reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while I was employed by the Company. My full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. I also agree to reasonably cooperate with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while I was employed by the Company. Any cooperation pursuant to this Section 5 is subject to the Company’s obligation to (i) reimburse me for any expenses incurred (including legal fees and expenses reasonably incurred if the Company and I determine in good faith that both (A) I require legal counsel in order to cooperate and (B) the Company’s counsel would have a conflict in also representing me) during activities reasonably performed at the Company’s request pursuant to this Section 5, subject to the same standards and procedures as apply to business expense reimbursements pursuant to the Company’s Travel and Expense reimbursement policy, and (ii) compensate me at a daily rate equal to the sum of my annual base salary as of my separation from employment and my “Target Variable Cash Compensation”, each as defined in the Employment Agreement, divided by 365 to the extent that I reasonably expend any time in performing activities at the Company’s request pursuant to this Section 5 at any time more than two years after my separation from employment; provided that I acknowledge that I shall not at any time be entitled to compensation for time spent in activities that could have been compelled pursuant to a subpoena, including testimony and related attendance at depositions, hearings or trials.
6.Non-Disparagement and No Cooperation. I agree that I will not, at any time in the future, make any written or oral statement that is intended to or should reasonably be expected to disparage or damage (i) the business of the Company or any affiliate of the Company (together, “Company Parties”), (ii) any products or services of any Company Party, (iii) any member of the board of directors or management of any Company Party to the extent that I am aware of their status in such capacity at the time such statement is made or (iv) Vista Equity Partners, Elliott Management Company, anyone whom I know or believe to be a representative of either of the foregoing or any other person or entity that I know or believe to be an investor in the Company or a representative of such investor at the time such statement is made. In addition, the Company will direct its directors and officers not to, at any time in the future, make or cause to be made any written or oral statement that is intended to or should reasonably be expected to disparage or damage me or my reputation nor shall the Company make any filing or issue any press release that disparages or damages me; provided that the foregoing shall not apply to any legally required communication. I agree that I will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any other Releasee, unless under a subpoena or other court order to do so; provided that nothing in this Release shall be construed to affect my right to participate in any proceeding before a federal or state administrative agency, including, without limitation, by cooperating with any such agency’s request for information or by making any good faith report to a governmental entity concerning any act or omission that I reasonably believe constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, I recognize that the Company’s business relationships with its customers, distributors, resellers and partners (collectively, “Customers and Partners”) are very important to the Company, and that if I – as an important Company representative in its dealings with Customers and Partners during the course of my employment – make any statement (directly or indirectly) to such Customers or Partners about the Company, any other Company Party, employees of any Company Party or the products or services of any Company Party that is untrue or otherwise may be reasonably expected to be harmful to the Company or any other Company Party, I will be deemed to have violated this Section 6, but in the ordinary course of business I may make, without violating this provision, truthful statements as to why the products or services of my then current employer (if any) are superior to those of the Company if a comparison is warranted under the then prevailing circumstances. For the avoidance of doubt, neither my obligations nor the direction to directors and officers or the public statement prohibition shall be construed to limit or otherwise affect statements made in the course of testimony under oath in any legal proceeding. In consideration for the foregoing, the Company agrees that it shall not make any formal written or oral statements, and shall instruct its senior officers and directors not to make any such statements that are intended to or should reasonably be expected to disparage or damage me.
7.California Civil Code Section 1542. I acknowledge that I have been advised to consult with legal counsel and am familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Being aware of said code section, I agree to expressly waive any rights I may have thereunder, as well as under any other statute or common law principles of similar effect. I further acknowledge and agree that the inclusion of the waiver of said code section in this Release shall not be construed to affect the applicability of Florida law to this Release or to any other agreement between the Company and me.

8.Right to Consider and Revoke Release. I acknowledge that I have been given the opportunity to consider the Original Proposal for a period ending twenty-one (21) days after February 16, 2022, i.e., until March 9, 2022. I agree that the offer of this Release does not restart a new twenty-one (21) day period for consideration and that the deadline for my execution of this Release is March 9, 2022. In the event that I execute this Release before March 9, 2022, I acknowledge that such decision was entirely voluntary and that I had the opportunity to consider this Release until March 9, 2022. To accept this Release, I shall deliver a signed Release to the Company’s General Counsel within such twenty-one (21) day period. For a period of seven (7) days from the date when I execute this Release (the “Revocation Period”), I shall retain the right to revoke this Release by written notice that is received by the General Counsel on or before the last day of the Revocation Period. This Release shall take effect only if it is executed on or before March 9, 2022 and if it is not revoked pursuant to the preceding sentence. If those conditions are satisfied, this Release shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).
9.Other Terms.
(a)Legal Representation; Review of Release. I acknowledge that I have been advised to discuss all aspects of this Release with my attorney, that I have carefully read and fully understand all of the provisions of this Release and that I am voluntarily entering into this Release.
(b)Binding Nature of Release and Company Obligations. This Release shall be binding upon me and upon my heirs, administrators, representatives and executors. The Company agrees that, in the event of my disability or death prior to my receipt of all amounts due me from the Company hereunder, all such remaining amounts shall be paid to my legal representative (if any) or to the legal representative of my estate, as applicable.
(c)Amendment. This Release may be amended only upon a written agreement executed by the Company and me.
(d)Severability. In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Release is illegal, invalid or unenforceable, the remaining provisions and terms of this Release shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Release. In the event of such severance, the remaining covenants shall be binding and enforceable.
(e)Governing Law and Interpretation. This Release shall be deemed to be made and entered into in the State of Florida, and shall in all respects be interpreted, enforced and governed under the laws of the State of Florida, without giving effect to the conflict of laws provisions of Florida law. The language of all parts of this Release shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company or me.
(f)Entire Agreement; Absence of Reliance. I acknowledge that I am not relying on any promises or representations by the Company or any of its agents, representatives or attorneys regarding any subject matter addressed in this Release. I acknowledge that this Release constitutes the entire agreement between the Company and me and that this Release supersedes any previous agreements or understandings between me and the Company, the Indemnification Agreement, the Restrictive Covenant Agreement, the Insider Trading Policy, and any equity award agreements and equity plans to which they are subject, those portions of the Employment Agreement that are expressly preserved in this Release and any other obligations specifically preserved in this Release.

(g)Legal Fee Reimbursement. The Company shall directly pay or reimburse me for the legal fees incurred by me for my counsel’s review, negotiation and drafting of the terms of this Agreement in an amount not to exceed $8,000, provided that I provide the Company with a copy of the written invoice from such counsel evidencing same. I understand that such payment shall constitute taxable income to me.
[Signature Page Follows]

So agreed.			CITRIX SYSTEMS, INC.

/s/David J. Henshall		By:	/s/ Antonio G. Gomes
David J. Henshall			Antonio G. Gomes
Executive Vice President and Chief Legal Officer

Date:	February 28, 2022	Date:	February 28, 2022

Appendix A

Citrix Systems, Inc.
Termination Certification

    This is to certify that except as may be needed to provide transition assistance and except for a laptop and iPad that the Company previously provided, I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Citrix Systems, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

    I further certify that I have complied with all the terms of the Company’s Confidential Information, Inventions Assignment and Non-Solicitation Agreement signed by me, including the reporting of any Developments and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

    I further agree that, in compliance with the Confidential Information and Inventions Assignment Agreement and subject to the limitations and restrictions therein, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its clients, consultants or licenses.

Date:	February 28, 2022	/s/David J. Henshall
David J. Henshall

CITRIX SYSTEMS, INC.

Date:	February 28, 2022	By:	/s/ Antonio G. Gomes
Title: Executive Vice President and Chief Legal Officer